PLEASANT VILLAGE LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         AND SUPPLEMENTARY INFORMATION

                          Year Ended December 31, 2007







                                             PAILET, MEUNIER and LeBLANC, L.L.P.
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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         AND SUPPLEMENTARY INFORMATION

                          Year Ended December 31, 2007

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                                    CONTENTS

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT                                                   3

FINANCIAL STATEMENTS:

        Balance Sheets                                                       4-5

        Statements of Income                                                   6

        Statements of Changes in Partners' Equity                              7

        Statements of Cash Flows                                             8-9

        Notes to Financial Statements                                      10-15

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION                     17

        Balance Sheet Data                                                 18-19

        Statement of Income Data                                           20-23

        Statement of Changes in Partners' Equity Data                         24

        Statement of Cash Flows Data                                       25-26

        Supplementary Data Required by HUD                                 27-28

INDEPENDENT AUDITOR'S REPORT ON THE INTERNAL CONTROL                       29-30

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO MAJOR HUD PROGRAMS                               31

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO FAIR HOUSING AND NON-DISCRIMINATION              32

CERTIFICATION OF PARTNERS                                                     33

MANAGEMENT AGENT'S CERTIFICATION                                              34

AUDITOR INFORMATION                                                           35

                      PAILET, MEUNIER and LeBLANC, L.L.P.
                          Certified Public Accountants
                             Management Consultants


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Partners
Pleasant Village Limited Partnership
Portland, Oregon


We have audited the accompanying balance sheets of Pleasant Village Limited Partnership, HUD Section 8 Contract Nos. TX16L000047 and TX16M000310, as of December 31, 2007, and the related statements of income, changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pleasant Village Limited Partnership, HUD Section 8 Contract Nos. TX16L000047 and TX16M000310, as of December 31, 2007 and the results of its operations, changes in partners' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated July 1, 2008, on our consideration of Pleasant Village Limited Partnership's internal control, and reports dated July 1, 2008, on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.



/s/ PAILET, MEUNIER and LeBLANC, L.L.P.
---------------------------------------

Metairie, Louisiana
July 1, 2008



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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                               DECEMBER 31, 2007

                                                                         2007
                                     ASSETS
CURRENT ASSETS
     Cash                                                            $  103,509
     Accounts Receivable                                                 57,913
     Miscellaneous Receivables                                          174,581
     Prepaid Expenses                                                    10,335
     Intangible Assets, net of accumulated amortization of $7,775       384,748
                                                                     ----------
          Total Current Assets                                          731,086
                                                                     ----------

RESTRICTED DEPOSITS
     Other Reserves                                                       3,928
     Tenant Deposits Held in Trust                                       23,999
                                                                     ----------
          Total Deposits Held in Trust                                   27,927
                                                                     ----------

FIXED ASSETS
     Land                                                               811,526
     Buildings, Furnishings and Equipment                             8,690,376
                                                                     ----------
          Total Fixed Assets                                          9,501,902
          Less: Accumulated Depreciation                               (376,585)
                                                                     ----------
          Net Fixed Assets                                            9,125,317
                                                                     ----------

          TOTAL ASSETS                                               $9,884,330
                                                                     ==========



                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                DECEMBER 31, 2007

                                                                            2007
                             LIABILITIES AND EQUITY

CURRENT LIABILITIES
     Accounts Payable                                                 $   78,293
     Accrued Interest Payable                                            183,305
     Construction Costs Payable                                          447,706
                                                                      ----------
          Total Current Liabilities                                      709,304
                                                                      ----------

DEPOSIT AND PREPAYMENT LIABILITIES
     Prepaid Rent                                                         16,316
     Tenant Security Deposits Held in Trust                               21,663
                                                                      ----------
          Total Deposit and Prepayment Liabilities                        37,979
                                                                      ----------

LONG-TERM LIABILITIES
     Mortgage Note Payable                                             6,000,000
     Note Payable Affiliates                                           1,559,354
     Developer Fee Payable                                             1,365,426
                                                                      ----------
          Total Long-Term Liabilities                                  8,924,780
                                                                      ----------

          Total Liabilities                                            9,672,063

PARTNERS' EQUITY
     Partners' Equity                                                    212,267
                                                                      ----------

TOTAL LIABILITIES AND EQUITY                                         $ 9,884,330
                                                                      ==========



                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2007

                                                                            2007

REVENUES
     Rental Income                                                  $ 1,002,447
     Other Income                                                         9,685
                                                                    -----------
          Total Revenues                                              1,012,132
                                                                    -----------

EXPENSES
     Administrative                                                     234,519
     Utilities                                                          404,969
     Operating and Maintenance                                          340,221
     Taxes and Insurance                                                211,267
     Interest                                                           535,018
     Other Financial                                                      1,167
                                                                    -----------
          Total Expenses                                              1,727,161
                                                                    -----------


Income from Operations Before Depreciation
   and Amortization                                                    (715,029
)
     Depreciation                                                       138,480
     Amortization                                                         5,160
                                                                    -----------
          Operating Profit (Loss)                                      (858,669)
                                                                    -----------

Other Income (Expenses)
     Partnership Revenue                                                 80,067
     Other Expenses                                                     (22,050)
                                                                    -----------
          Total Other Income (Expenses)                                  58,017
                                                                    -----------

          Net Income (Loss)                                         $  (800,652)
                                                                    ===========



                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 2007


                                                       GENERAL       LIMITED
                                         TOTAL         PARTNER       PARTNERS
                                      -----------    -----------    -----------
Balance - January 1, 2007,
  as previously reported              $   662,554    $  (880,499)   $ 1,543,053

Prior Period Adjustment                    70,360              7         70,353

Balance - January 1, 2007 - Restated      732,914       (880,492)     1,613,406

Contributions                             280,005              -        280,005

Net Income (Loss)                        (800,652)           (80)      (800,572)
                                      -----------    -----------    -----------

Balance - December 31, 2007           $   212,267    $  (880,572)   $ 1,092,839
                                      ===========    ===========    ===========






                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED. PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2007

                                                                            2007
Cash flow from operating activities:
Net Income (Loss)                                                   $  (800,652)
   Adjustments to reconcile net income (loss) to net
         cash provided (used) by operating activities:
     Depreciation and amortization                                      143,640
     Changes in certain assets and liabilities:
          Accounts Receivable                                           (11,682)
          Prepaid Expenses                                              (10,335)
          Accounts Payable                                              (53,453)
          Accrued Interest Payable                                       47,680
          Prepaid Rent                                                   13,006
          Tenant Security Deposits                                       (1,546)
                                                                    -----------
     Net Cash provided (used) by operating activities                  (673,342)
                                                                    -----------

Cash flow from investing activities:
     Purchase of fixed assets                                        (3,569,397)
                                                                    -----------
       Net Cash provided (used) by Investing activities              (3,569,397)
                                                                    -----------

Cash flow from Financing Activities:
     Proceeds from Note Payable                                         450,000
     Contributions Received                                             280,005
     Proceeds from construction reserves                              3,517,302
                                                                    -----------
       Net Cash provided (used) by financing activities               4,247,307
                                                                    -----------

Net increase (decrease) in cash and equivalents                           4,568

Cash and equivalents, beginning of year                                  98,941
                                                                    -----------

Cash and equivalents, end of year                                   $   103,509
                                                                    ===========




                See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2007

                                                                            2007

Supplemental disclosures of cash flow data:
   Cash paid during the year for:
     Interest Expense                                               $   487,338

Supplemental schedule of non-cash investing and financing activities:
   Reclassification of construction-in-progress
     to fixed assets                                                $ 2,004,344
   Reclassification of portions of loans to miscellaneous
     receivables                                                    $   174,581
   Reclassification of General Partner loans to notes payable
     affiliates                                                     $   212,142

   Additions to construction-in-progress financed by:
     Developer fee payable                                          $   537,186
     Construction costs payable                                     $   230,641
     Note payable affiliate                                         $   371,437


                 See accountant's report and accompanying notes.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007

NOTE 1 - NATURE OF BUSINESS

Pleasant Village Limited Partnership (the Partnership) is a limited partnership which was formed in 2004 to own and operate a 200-unit apartment project (the Project) in Dallas, Texas. The Project was rehabilitated in conformity with the provisions of Section 42 of the Internal Revenue Code, including, but not limited to, complying with tenant eligibility and rent restrictions.

The Partnership was initially formed by and among the General Partner, Walker Guardian LLC, an Oregon limited liability company, and the Limited Partner, Walker Bridge L.L.C. The Partnership shall continue until January 1, 2050 unless terminated as provided by the Agreement of Limited Partnership. During 2006 a new limited partner WNC Housing Tax Credit Fund VI Series 13, L.P was admitted and Walker Bridge L.L.C. withdrew as the limited partner.

The Partnership has assumed existing contracts with the US. Department of Housing and Urban Development ("HUD") under the Section 8 Housing Assistance Payment Program, which covers 130 of the 200 housing units in the Project. The project receives a rent subsidy provided by HUD. During the year rental revenue from HUD totaled $748,687, representing 74 percent of total revenue. The rent subsidy contract with HUD expires September, 2008.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting
--------------------
The accrual method of accounting is used for financial statement purposes.

Depreciation
------------
Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the related assets.

Amortization
------------
Amortization is computed on a straight-line basis. Financing costs are amortized over 5 years. Tax credit fees are amortized over 15 years. Loan fees are amortized over the life of the related loan.

Income Taxes
------------
No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents
----------------
For purposes of the statement of cash flows, the Partnership considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2007, there were no cash equivalents.

Estimates
---------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

Cost Capitalization
-------------------
Costs that clearly relate to the rehabilitation of the project are capitalized. Costs are allocated to project components by the specific identification method.

Concentration of Credit
-----------------------
The Partnership maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
-------------------
Accounts receivable are reported at the amount management expects to collect on balances outstanding at December 31, 2007. Management closely monitors outstanding balances and writes off all balances deemed uncollectible.

NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD ADJUSTMENT

Developer fee payable
---------------------
Developer fees are payable to an affiliate of the general partner for services rendered during the rehabilitation of the project . There is no interest charged on the fee. Payments are to be made from capital contributions and net operating income, as defined in the partnership agreement. In the event that it's not paid in full, payments shall be made solely from Net Operating Income, sale or refinancing proceeds. There were no payments made during 2007. As of December 31, 2007 developer fee payable totaled $1,365,426 all of which was earned.

Property Management Fee
-----------------------
Management of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2007, management fees charged by the related entity totaled $60,250. No payments were made during 2007.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007


NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD ADJUSTMENT (CONTINUED)

Asset Management Fee
--------------------
The operating agreement provides for the limited partner to be paid an annual asset management fee beginning in 2008 in the amount of $7,500 with annual increases of 3%. The fee is cumulative.

Other Fees
----------
Tenant and employment background screening services of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2007, screening fees totaling $8,277 were earned by and paid to the related entity.

Land Acquisition
----------------
Fee The partnership agreement provides for the general partner to be paid a land acquisition fee in the amount of $22,050 for services in locating, negotiating and closing on the purchase of the real property. As of December 31, 2007 land acquisition fee payable totaled $22,050, all of which was earned.

Guardian Management Loan
------------------------
A loan payable to an affiliate of the General Partner totaled $585,530 for 2007. The amounts relate to operating costs of the Project, financing costs and capital improvements to the Project. Under the terms of the Agreement of Limited Partnership, the loan bears interest at 9.5% per annum over a 40 year period. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. No payments were made during 2007. As of December 31, 2007, interest charged and interest payable totaled $55,777 and $74,370, respectively. During 2007, a prior period adjustment was made to decrease prior year interest charged and accrued that was overstated in the amount of $4,560. This resulted in an increase in January 1, 2007 partners equity.

Walker Bridge Loan
------------------
Under the terms of the Agreement of Limited Partnership, amounts advanced by Walker Bridge LLC bear interest at 9.5% per annum. No payments were made during 2007. Principal due on the note totaled $613,590 for 2007. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. As of and for the year ended December 31, 2007, interest charged and interest payable totaled $58,450 and $77,934, respectively. During 2007, a prior period adjustment was made to decrease prior year interest charged and accrued that was overstated in the amount of $4,560. This resulted in an increase in January 1, 2007 partners equity.

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                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007


NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD ADJUSTMENT (CONTINUED)

Apartment Acquisition Note
--------------------------
The partnership has a Note Payable to Apartment Acquisition LLC in the face amount of $983,400 with an initial discount of $701,338. The note is in connection with the purchase of the Project, for which Apartment Acquisitions LLC assigned the right to purchase the Project to the Partnership in exchange for a non-interest bearing note which has been discounted at 7.75%. The cumulative accretion of the discount totaled $78,172 at December 31, 2007. The accretion of the discount for 2007 is $51,570. The note is due in annual payments equal to Net Cash Flow. The note matures December 2020. The note is not secured by the property.

Miscellaneous Receivables
-------------------------
During 2007 amounts previously paid to the General Partners were deemed to have been paid in violation of the partnership agreement and have been reclassified into Miscellaneous Receivables. As of December 31, 2007, amounts due from the General Partners totaled $174,581.

NOTE 4 - MORTGAGE PAYABLE

The partnership has a note payable to U.S. National Bank Association (the "Bank") in the amount of $6,000,000 for the acquisition and operations of the project. The Bank is also the trustee for the Bonds. Monthly payments of principle and interest in the amount of $36,295 are due beginning March, 2008 and the note is secured by the property. The note accrues interest at 6%. The note matures February 2023. Affiliates of the general partner have personally guaranteed the Note Payable.

The following schedule outlines principal amounts due on the note:

          Year                Amount
          ----            ------------
          2008            $     72,525
          2009                  77,062
          2010                  81,883
          2011                  86,005
          2012                  92,386
          2013               5,590,139
                          ------------
                          $  6,000,000
                          ============

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007


NOTE 5 - ALLOWABLE DISTRIBUTIONS TO PARTNERS

Distributions payable to partners from funds provided by rental operations are permitted by the regulatory agreement, provided: 1) surplus cash, as defined by HUD, is available for such purposes; 2) the Project is in compliance with all outstanding notices of requirements for proper maintenance; and, 3) there is no default under the regulatory agreement. As of December 31, 2007, there was no surplus cash available for distribution.

NOTE 6 - PARTNERS' CAPITAL

Since the formation of Partnership, total capital contributions of $ 0, $285, and $1,994,720 had been received from the General Partner, the Special Limited Partner and the Limited Partner, respectively. The Limited Partner is required to make additional capital contributions of $854,880. No additional capital contributions are required by the General Partner and the Special Limited Partner.

NOTE 7 -CONSTRUCTION COSTS PAYABLE

The Partnership has entered into a construction contract for the rehabilitation of the project that provides for total construction costs of $4,477,066, all of which has been billed as of December 31, 2007. $447,706 remained payable as of December 31, 2007, all of which was retainage.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Deficit Guaranty
--------------------------
Under the terms of the partnership agreement, the general partner is obligated to pay all expenses of operating and maintaining the Project in excess of gross collections to the extent necessary to maintain break-even operations, as defined in the agreement. Such payments are required through the break-even date and the ensuing period of approximately six years and are limited to $1,905,800. Any payments made by the general partner would be treated as non-interest bearing loans to the Partnership, to be repaid based on a priority set forth in the partnership agreement.

Tax Credit Guaranty
-------------------
Affiliates of the general partner (the Guarantors) have entered into a tax credit guaranty agreement. The guarantors are obligated to insure that the property will be constructed and operated in accordance with terms and conditions set forth in the various agreements in order to eligible for the maximum annual tax credits, as defined in the tax credit guaranty agreement.

                      PLEASANT VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2007


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Incentive Management Fee
------------------------
Commencing in 2008, the Partnership shall pay to the general partner, through the compliance period, an annual Incentive Management Fee equal to 40% of Net Operating Income. The Incentive Management Fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the incentive Management Fee is not paid in any year, it shall not accrue for payment in subsequent years.

Tax Credit Compliance Fee
-------------------------
Commencing in 2006, the Partnership shall pay to the general partner, through the compliance period, an annual tax credit compliance fee equal to 40% of Net Operating Income. The tax credit compliance fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the tax credit compliance fee is not paid in any year, it shall not accrue for payment in subsequent years.

Developer Fee Guaranty
----------------------
Affiliates of the general partner have entered into guaranty agreement which guarantees the full and prompt payment of the developer fees when due.